Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Receipt of Phase I SBIR Grant For Obesity Program

Plymouth Meeting, PA, September 29, 2004 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced receipt of a Small Business Innovation Research (SBIR) grant from the National Institute of Diabetes and Digestive and Kidney Diseases of the National Institutes of Health to support the initial development of a small molecule aminosterol therapeutic agent. The SBIR grant, valued at approximately $100,000, will be used to further develop trodusquemine (formerly trodulamine), the Company’s lead preclinical compound for the treatment of obesity.

In preclinical studies, trodusquemine treatment regulated food intake and prevented weight gain in genetically obese and normal mice. Trodusquemine was capable of profoundly reducing fat stores, while maintaining normal water and electrolyte balance. Furthermore, trodusquemine prevented abnormal weight gain and re-established normal blood glucose levels in genetically obese mice with diabetes.

Trodusquemine has been shown to act as a central appetite suppressant, effective after systemic administration, as well as after injection of minute amounts of the drug directly into the brain’s ventricular system. Slight modification of the structure of the molecule greatly reduced or eliminated the appetite suppressant activity, suggesting that specific brain mechanisms are responsible for the appetite suppressant effects of the compound.

“Like squalamine, trodusquemine is one of our naturally occurring, aminosterol compounds,” commented Roy C. Levitt, MD, President and Chief Executive Officer. “These small molecule aminosterols represent a novel class of compounds with significant potential for a wide range of indications. We hope to use this program-specific funding to advance our understanding of trodusquemine’s mechanism of action as well as to develop an enhanced formulation in support of out-licensing opportunities.”

Squalamine is a first-in-class potent anti-angiogenic aminosterol with a unique multi-faceted mechanism of action that blocks the action of a number of angiogenic growth factors, including vascular endothelial growth factor (VEGF). Squalamine is currently being evaluated in Phase II clinical testing in “wet” age-related macular degeneration and advanced cancers.

According to the American Obesity Association, at least 70 million Americans are affected by obesity. Each year, obesity causes at least 300,000 excess deaths in the United States and costs the country more than $100 billion. Obesity is an independent risk factor or an aggravating agent for many conditions including diabetes, cancer, cardiovascular diseases and arthritis.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” hope,” “plan” and “potential” or other forward looking words or phrases. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: the risk Genaera may not be able to out license product candidates; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, IL9 Antibody, trodusquemine, or LOMUCIN, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on collaborators, the development and commercialization of its product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.